Exhibit 99.5
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our historical financial statements and the related notes thereto contained in this Report. Some of the information contained in this discussion and analysis or set forth elsewhere in this Report, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
Unless otherwise stated or the context otherwise indicates, references to “Transphorm,” the “Company,” “we,” “our,” “us,” or similar terms refer to Transphorm, Inc. and its subsidiaries.
We are a pioneer, and a market and technology leader, in the wide-bandgap gallium nitride (“GaN”) power electronics field with high performance and high reliability GaN devices for high voltage power conversion applications. We deliver high quality and reliable GaN devices with high performance, while providing application design support to a growing customer base. We deploy our unique vertically-integrated innovation model that leverages one of the industry’s most experienced GaN engineering teams (with over 300 years of combined experience) at every development stage: device design, materials growth, device fabrication, packaging, circuits and application support. This approach, backed by one of the GaN power industry’s largest IP portfolios with access to over 1,000 world-wide patents, has yielded the industry’s first JEDEC and AEC-Q101-qualified high voltage GaN FETs, and to date, the only AEC-Q101-qualified GaN FETs with comprehensive qualification data reports in place. Our innovations are designed to move power electronics beyond the limitations of silicon and provide our customers with the potential to achieve high efficiency (e.g., Titanium-class performance in power supplies), high power density and, in some designs, an overall lower system cost.
        We received our first product order “in volume” (e.g., greater than ten thousand units) for our Gen-2-based TO247 products in January 2018. We introduced our Gen-3 products in June 2018. Also in 2018, we were awarded a contract from the U.S. Navy to become a supplier for GaN epiwafer products for use by the U.S. Department of Defense. In the fourth quarter of 2019, we recognized $9.0 million of licensing revenue through our first outbound licensing deal with Nexperia B.V. (“Nexperia”).
        Since our inception we have devoted substantial resources to the research and development of GaN power devices and the protection and enhancement of our intellectual property and have incurred significant operating losses. Our net loss was $15.3 million and $25.8 million for the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019, our accumulated deficit was $143.9 million. Substantially all of our operating losses have resulted from expenses incurred in connection research and development activities and from general and administrative costs associated with our operations.
        To date, our revenue has been significantly lower than our expenses. Our revenue was $11.9 million and $1.4 million for the years ended December 31, 2019 and 2018, respectively. We expect to continue to incur significant expenses and operating losses for the foreseeable future. We expect our expenses will increase in connection with our ongoing activities as we:
•add sales and field applications personnel and incur related expenses to support operational growth;
•increase activity directly related to promoting our products to increase revenue; and
•add financial accounting and management systems and select personnel and incur additional legal and accounting expense as we operate as a public company.

Recent Developments
        Reverse Merger
On February 12, 2020, our wholly-owned subsidiary, Peninsula Acquisition Sub, Inc., a corporation formed in the State of Delaware (“Acquisition Sub”), merged with and into Transphorm Technology (formerly known as Transphorm, Inc.), the corporate existence of Acquisition Sub ceased, and Transphorm Technology became our wholly-owned subsidiary (such transaction, the “Merger”). As a result of the Merger, we acquired the business of Transphorm Technology. The Merger was effective as of February 12, 2020, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. Immediately after completion of the Merger, we adopted Transphorm Technology’s former company name, “Transphorm, Inc.”, as our company name.
The Merger was treated as a recapitalization and reverse acquisition for us for financial reporting purposes, and Transphorm Technology is considered the acquirer for accounting purposes.
As a result of the Merger and the change in our business and operations, a discussion of the past financial results of Peninsula Acquisition Corporation is not pertinent, and under applicable accounting principles, the historical financial results of Transphorm Technology, the accounting acquirer, prior to the Merger are considered our historical financial results.
        At the Effective Time, (i) each share of Transphorm Technology’s common stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive (a) 0.08289152527 shares of our common stock (in the case of shares held by accredited investors) or (b) $4.00 multiplied by the Common Stock Conversion Ratio (in the case of shares held by unaccredited investors), with the actual number of shares of our common stock issued to the former holders of Transphorm Technology’s common stock equal to 4,171,571, (ii) 51,680,254 shares of Transphorm Technology’s Series 1 preferred stock issued and outstanding immediately prior to the closing of the Merger were converted into 12,433,953 shares of our common stock, (iii) 38,760,190 shares of Transphorm Technology’s Series 2 preferred stock issued and outstanding immediately prior to the closing of the Merger were converted into 7,499,996 shares of our common stock, and (iv) 31,850,304 shares of Transphorm Technology’s Series 3 preferred stock issued and outstanding immediately prior to the closing of the Merger were converted into 4,000,000 shares of our common stock. As a result, 28,105,520 shares of our common stock were issued to the holders of Transphorm Technology’s issued and outstanding capital stock after adjustments due to rounding for fractional shares. Immediately prior to the Effective Time, an aggregate of 682,699 shares of our common stock, owned by the stockholders of Peninsula Acquisition Corporation prior to the Merger, were forfeited and cancelled (the “Stock Forfeiture”).
        In addition, pursuant to the Merger Agreement, (i) options to purchase 29,703,285 shares of Transphorm Technology’s common stock issued and outstanding immediately prior to the closing of the Merger under Transphorm Technology’s 2007 Plan and 2015 Plan were assumed and converted into options to purchase 2,461,923 shares of our common stock, (ii) warrants to purchase 186,535 shares of Transphorm Technology’s common stock issued and outstanding immediately prior to the closing of the Merger were assumed, amended and converted into warrants to purchase 15,461 shares of our common stock, and (iii) Transphorm Technology’s outstanding convertible promissory note was amended to be convertible, at the option of the holder, into shares of our common stock at a conversion price of $5.12 per share, with 3,076,171 being the maximum number of shares of our common stock issuable upon conversion of the convertible promissory note. As of December 31, 2019, there was $15.0 million of principal and $336 thousand of accrued and unpaid interest outstanding on the convertible promissory note.
        As discussed in Note 1 to the Consolidated Financial Statements for years ended December 31, 2019 and 2018, all per share and share amounts for all periods presented have been retroactively adjusted to reflect the effect of the Merger.

        Private Placement
        Following the Merger, the Company sold 5,365,000 shares of common stock pursuant to an initial closing of a private placement offering (“Offering”) for up to 12,500,000 shares of common stock at a purchase price of $4.00 per share. The Company held a subsequent closing of the Offering on February 27, 2020, in which it sold an additional 15,000 shares of common stock at a purchase price of $4.00 per share. The aggregate gross proceeds from the closing of the Offering were $21.5 million (before deducting placement agent fees and expenses of $1.8 million of the closing of the Offering). Offering cost of $177 thousand is included in other assets on the consolidated balance sheets as of December 31, 2019.
Key Factors Affecting Our Performance
        There are a number of industry factors that affect our business which include, among others:
        Overall Demand for Products and Applications using GaN devices. Our potential for growth depends significantly on the adoption of GaN materials and devices in the power markets and GaN epiwafer material products in the RF markets, the expansion of the use of GaN devices in Infrastructure, IT, Data Centers, Industrial and Consumer adapter applications and our ability to win new designs for these applications. Demand also fluctuates based on various market cycles, continuously evolving industry supply chains, trade and tariff terms, as well as evolving competitive dynamics in each of the respective markets. These uncertainties make demand difficult to forecast for us and our customers.
        Intense and Constantly Evolving Competitive Environment. Competition in the industries we serve is intense. Many companies have made significant investments in product development and production equipment. To remain competitive, market participants must continuously increase product performance, reduce costs and develop improved ways to serve their customers. To address these competitive pressures, we have invested in research and development activities to support new product development, lower product costs and deliver higher levels of performance to differentiate our products in the market.
        Governmental Trade and Regulatory Conditions. Our potential for growth, as with most multi-national companies, depends on a balanced and stable trade, political, economic and regulatory environment among the countries where we do business. Changes in trade policy such as the imposition of tariffs or export bans to specific customers or countries could reduce or limit demand for our products in certain markets.
        Technological Innovation and Advancement. Innovations and advancements in materials and power technologies continue to expand the potential commercial application for our products. However, new technologies or standards could emerge or improvements could be made in existing technologies that could reduce or limit the demand for our products in certain markets.
        Intellectual Property Issues. We rely on patented and non-patented proprietary information relating to product development, manufacturing capabilities and other core competencies of our business. Protection of intellectual property is critical. Therefore, steps such as additional patent applications, confidentiality and non-disclosure agreements, as well as other security measures are important. While we have a strong patent portfolio comprising access to over 1,000 worldwide patents (directly owned or licensed) and there is no actual or, to our knowledge, threatened litigation against us for patent-related matters, litigation or threatened litigation is a common method to effectively enforce or protect intellectual property rights. Such action may be initiated by or against us and would require significant management time and expenses.
Components of Results of Operations
        Revenue
        Our revenue currently consists of (1) licensing revenue, (2) government revenue from our contract with the U.S. Navy and (3) revenue from product sales. During the year ended December 31, 2019, we recognized $9.0 million of licensing revenue through the completion and mutual sign-off related to the Gen 3 manufacturing process with Nexperia in the fourth quarter of 2019, $1.5 million of government revenue and $1.4 million of product revenue.
        Operating Expenses
        Cost of Goods Sold. Cost of goods sold consists of (1) direct product costs incurred for the raw materials and manufacturing services for our products, (2) fixed product costs primarily relating to production, manufacturing and personnel and (3) depreciation and amortization expenses consisting primarily of expenses related to our fixed assets together with amortization of our intangible assets. We expect our cost of goods sold attributable to direct product costs to increase proportionately with increases in revenue, and our cost of goods sold attributable to fixed product costs to remain substantially flat or moderately increase in connection with increases in revenue.
        Research and Development. Research and development expenses consist primarily of compensation and related costs for personnel, including stock-based compensation and employee benefits as well as costs associated with design, fabrication, packaging and testing of GaN devices. In addition, research and development expenses include depreciation expenses related to our fixed assets. We expense research and development expenses as incurred. As we continue to invest in developing our technology for new products, we expect research and development expenses to remain flat or moderately increase in absolute dollars but to decline as a percentage of revenue.
        Sales and Marketing. Sales and marketing expenses consist primarily of compensation and related costs for personnel, including stock-based compensation and employee benefits, and associated travel costs. Sales and marketing expenses also include costs associated with our support of business development efforts with distributors in Europe and Asia, and costs related to trade shows and marketing programs. We expense sales and marketing expenses as incurred. We expect sales and marketing expenses to increase in absolute dollars in future periods as we increase our sales and expand our sales force and our marketing organization.
        General and Administrative. General and administrative expenses consist primarily of compensation and related costs for personnel, including stock-based compensation, employee benefits and travel. In addition, general and administrative expenses include third-party consulting, legal, audit, accounting services, allocations of overhead costs, such as rent, facilities and information technology, and amortization of our intangible assets. We expect general and administrative expenses to increase in absolute dollars in future periods due to additional legal, accounting, insurance, investor relations and other costs associated with being a public company, as well as other costs associated with growing our business.
        Interest Expense
        Interest expense consists primarily of interest and amortization of related costs associated with our debts with Nexperia and Yaskawa, respectively.
        Equity Loss in Joint Venture
        Equity loss in joint venture consists of expenditures to cover the losses associated with our 49% share ownership of AFSW. The potential magnitude of this loss may increase or decrease in the future based upon changes in our shareholding percentage in AFSW and the level of operating expenses incurred by AFSW.
        Changes in Fair Value of Promissory Notes
        Changes in the fair value of promissory notes reflect valuation changes in the notes held by the company. Offering costs are expensed as incurred.

        Other Income, Net
        Other income, net of other expenses, consists primarily of income generated from renting a component of the research and development facility we have at 115 Castilian Drive, Goleta, California.
        Tax Expense
        Tax expense consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business.
Results of Operations
        The following table sets forth our historical consolidated statements of operations data for the periods indicated (in thousands):

	Year Ended December 31,		Increase (Decrease)
	2019	2018	Amount	Percentage
Revenue, net	$11,934	$1,358	$10,576	778.8%
Operating expenses:
Cost of goods sold	6,492	4,601	1,891	41.1%
Research and development	8,146	9,351	(1,205)	(12.9)%
Sales and marketing	2,609	3,626	(1,017)	(28.0)%
General and administrative	6,606	5,675	931	16.4%
Total operating expenses	23,853	23,253	600	2.6%
Loss from operations	(11,919)	(21,895)	9,976	(45.6)%
Interest expense	758	710	48	6.8%
Loss in joint venture	3,703	2,404	1,299	54.0%
Changes in fair value of promissory notes	167	1,060	(893)	(84.2)%
Other income, net	(1,264)	(271)	(993)	366.4%
Loss before tax expense	(15,283)	(25,798)	10,515	(40.8)%
Tax expense	—	—	—	—%
Net loss	$(15,283)	$(25,798)	$10,515	(40.8)%

Revenue increased $10.6 million, or 778.8 percent, to $11.9 million for the year ended December 31, 2019 from $1.4 million for the same period in 2018. The increase is due primarily to $9.0 million of licensing revenue from Nexperia related to our Gen3 manufacturing process and $1.5 million in sales to the U.S. Navy. In 2018 and 2019, we secured the base portion and the option portion of a contract, respectively, with the U.S. Navy, contemplating a three-year term and an expected total value of $18.5 million.

        Operating expenses increased $600 thousand, or 2.6 percent, to $23.9 million for the year ended December 31, 2019 from $23.3 million for the same period in 2018.

Cost of goods sold increased $1.9 million, or 41.1 percent, to $6.5 million for the year ended December 31, 2019, compared with $4.6 million for the same period in 2018, due primarily to costs associated with the government contract revenue, product costs and inventory write-offs, and costs of license and technology transfer costs.

        Research and development expense, which represented 34.2 percent and 40.2 percent of total operating expenses for the years ended December 31, 2019 and 2018, respectively, decreased $1.2 million, or 12.9 percent, to $8.1 million for the year ended December 31, 2019 from $9.4 million for the same period in 2018, due primarily to the application of resources to support our contract with the U.S. Navy.
        Sales and marketing expense decreased $1.0 million, or 28.0 percent, to $2.6 million for the year ended December 31, 2019 from $3.6 million for the same period in 2018, due primarily to a decrease in salaries, employee benefits and travel costs resulting from a reduced number of employees.
        General and administrative expense increased $931 thousand, or 16.4 percent, to $6.6 million for the year ended December 31, 2019 from $5.7 million for the same period in 2018, due primarily to an increase in legal and compliance costs.
        Interest expense of $758 thousand consists of $608 thousand for revolving credit facility to Nexperia and $150 thousand for note payable to Yaskawa for the year ended December 31, 2019. Interest expense of $710 thousand consists of $346 thousand for revolving credit facility and $364 thousand for notes payable to Yaskawa, Semiconductor Components Industries, LLC (“SCI”) and IIDA Electronics Co. Ltd.(“IIDA”), for the year ended December 31, 2018. The promissory notes to SCI and IIDA were both paid off in 2018.
        Equity loss in joint venture increased $1.3 million, or 54.0 percent, to $3.7 million for the year ended December 31, 2019 from $2.4 million for the same period in 2018, due primarily to an increased loss resulting from the decreased utilization of the AFSW fabrication facility.
        The change in fair value of promissory notes decreased $893 thousand, or 84.2 percent, to $167 thousand for the year ended December 31, 2019, compared to $1.1 million for the same period in 2018.
        Other income, net of other expenses, increased $993 thousand, or 366.4 percent, to $1.3 million for the year ended December 31, 2019 from $271 thousand for the same period, due primarily to $1.2 million income generated from renting a component of the research and development facility.
        Net loss decreased $10.5 million, or 40.8 percent, to $15.3 million for the year ended December 31, 2019 from $25.8 million for the same period in 2018. The decrease was attributable primarily to a $10.6 million increase in revenue, a $893 thousand positive change in fair value of promissory notes and a $993 thousand increase in other income, offset primarily by a $1.3 million increase in equity loss in joint venture and an increase in operating expenses of $600 thousand.
Liquidity and Capital Resources
        As of December 31, 2019, we had cash on hand of $2.9 million, other current assets of $2.5 million and current liabilities of $20.7 million, resulting in negative working capital of $15.3 million. As of December 31, 2019, the negative working capital included a development loan of $5.0 million and revolving credit facility, including accrued interest, of $10.5 million.
        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As included in the accompanying consolidated financial statements, the Company has generated recurring losses from operations and has an accumulated deficit and has a working capital deficiency. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these consolidated financial statements.
        We plan to raise additional working capital to fund operations through the issuance of stock to investors, license of intellectual property and/or issuance of notes payable. On February 12, 2020, we sold an aggregate of 5,380,000 shares of our common stock at a purchase price of $4.00 per share pursuant to the Offering and, on February 27, 2020, we sold an additional 15,000 shares of our common stock at a purchase price of $4.00 per share.

We believe that the net proceeds of $19.7 million from the Offering and our existing cash and cash equivalents will be sufficient to fund our current operating plans through at least December 2020.
        Our ability to continue as a going concern is dependent on our ability to raise adequate capital to fund operating losses until we are able to generate liquidity from our business operations. To the extent sufficient financing is not available, we may not be able to, or may be delayed in, developing our offerings and meeting our obligations. We will continue to evaluate our projected expenditures relative to our available cash and evaluate financing alternatives in order to satisfy our working capital and other cash requirements. The accompanying consolidated financial statements do not reflect any adjustments that might result from the outcome of these uncertainties.
        Our principal sources of liquidity have been cash generated by issuing new shares and promissory notes and, more recently, cash generated from operations.
        On April 4, 2018, we entered into a multi-element commercial arrangement with Nexperia in order to raise an aggregate of $50.0 million in financing with approximately 9.9% equity dilution (on a fully-diluted basis) in exchange for performing certain technology and product development activities for Nexperia. The commercial arrangement includes a Loan and Security Agreement (“LSA”) with Nexperia, which provides for term loans in an aggregate principal amount of up to $15.0 million and an additional $9.0 million loan commitment. During 2018, as a result of the arrangement with Nexperia, we received $29.0 million, consisting of $16.0 million, $10.0 million and $3.0 million from issuing convertible preferred stock, borrowing under a revolving credit facility and recording deferred revenue of license fee, respectively. During 2019, we received the remaining $21.0 million, consisting of $15.0 million from borrowing under the LSA and $6.0 million in licensing revenue. See Note 3 - Nexperia Arrangement to our audited consolidated financial statements for more information.
        Our future capital requirements will depend on many factors including our revenue growth rate, billing frequency, the timing and extent of spending to support further sales and marketing and research and development efforts, whether we are able to extend the maturity date of loans under the LSA with Nexperia and whether Yaskawa will elect to convert its convertible promissory note into our common stock in lieu of repayment. Our obligations in connection with AFSW will also impact our capital requirements, especially if FSL exercises its put option and we become the sole owner of AFSW, which would substantially increase our operating expenses and cash requirements, including as a result of our agreement to use our best efforts to maintain and continue the operations of AFSW for at least one year following the date on which we take over full ownership of AFSW. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations and financial condition would be materially and adversely affected.
Cash Flows
        As of December 31, 2019, our cash and cash equivalents were $2.9 million. The following table shows a summary of our cash flows for the periods presented (in thousands):

	Year Ended December 31,		Increase (Decrease)
	2019	2018
Net cash (used in) provided by:
Operating activities	$(12,290)	$(17,685)	$5,395
Investing activities	(2,901)	(2,184)	(717)
Financing activities	15,000	13,000	2,000
Decrease in cash and cash equivalents excluding effect of foreign exchange rate changes	$(191)	$(6,869)	$6,678

Operating Activities
        Net cash used in operating activities was $12.3 million and $17.7 million for the years ended December 31, 2019 and 2018, respectively. The decrease of $5.4 million was attributable primarily to the receipt of $6.0 million in license fees from Nexperia.
        Investing Activities
        Net cash used in investing activities was $2.9 million and $2.2 million for the years ended December 31, 2019 and 2018, respectively. Cash used in investing activities was attributable primarily to investment in joint venture of $2.7 million and $1.9 million for the years ended December 31, 2019 and 2018, respectively.
        Financing Activities
        Net cash provided by financing activities was $15.0 million and $13.0 million for the years ended December 31, 2019 and 2018, respectively. Net cash provided by financing activities during the year ended December 31, 2019 relates to net proceeds of $15.0 million from our development loan with Nexperia. Net cash provided by financing activities during the year ended December 31, 2018 relates to net proceeds of $10.0 million from our secured revolving credit facility with Nexperia and $16.0 million from our Series 3 convertible preferred stock offering to Nexperia, offset by principal payments of $13.0 million against promissory notes to SCI and IIDA.
        Nexperia Loan and Security Agreement
        On April 4, 2018, we entered into a Loan and Security Agreement (“LSA”) with Nexperia. The LSA provides for term loans in an aggregate principal amount of up to $15.0 million, which term loans are available in tranches (Tranche A, Tranche B and Tranche B-1) and subject to the satisfaction of specified conditions. As of December 31, 2019, $15.0 million aggregate principal amount of term loans were outstanding under the LSA. The LSA also provides for a $10.0 million Tranche C Loan commitment, which Tranche C Loans may be borrowed, repaid and reborrowed subject to the terms and conditions of the LSA. As of December 31, 2019, $10.0 million aggregate principal amount of Tranche C Loans were outstanding under the LSA. The proceeds of the loans under the LSA may be used as set forth therein for development work related to the Development and License Agreement (“DLA”) between us and Nexperia, dated as of April 4, 2018, the repayment of specified debt and for general corporate purposes.
        The Tranche A Loans mature on the earlier of the date a specified report is required to be delivered under the DLA or March 31, 2020, subject to extension as provided in the LSA. The Tranche B Loans and Tranche B-1 Loans mature on the earlier of the date a specified report is required to be delivered under the DLA or March 31, 2021, subject to extension as provided in the LSA. The Tranche C commitments terminate, and the Tranche C Loans mature, on April 4, 2021.
        Loans under the LSA bear interest at the rate of 6.0% per annum. Interest is payable quarterly, on the date of any prepayment or repayment and on each maturity date for the loans then maturing. A commitment fee on the unused portion of the Tranche C loan commitment accrues at the rate of 0.7% per annum and is payable quarterly.
        Our obligations under the LSA are secured by a security interest on certain U.S. patents not relating to MOCVD or epiwafer technology.
        The LSA contains customary affirmative covenants, including delivery of financial statements, compliance with laws, and maintenance of insurance and properties, and certain negative covenants, including restrictions on liens on the collateral and restrictions on the disposition and licensing of any patent constituting collateral under the LSA. We obtained a waiver for a non-financial covenant violation in June 2019 in connection with the delivery of our 2018 audited financial statements. The Company expects to deliver the 2019 audited financial statements before the contractual delivery date. The LSA also contains customary events of default including, among others, payment defaults, breaches of covenants defaults, the occurrence of a material adverse change, bankruptcy and insolvency defaults, cross defaults with certain material indebtedness, judgment defaults, and the occurrence of a change of control. In addition, an event of default will occur if the DLA is terminated under certain circumstances or we fail to timely deliver reports related to statements of work under the DLA. Upon the occurrence and during the continuance an event of default, Nexperia may declare all or a portion of our outstanding obligations to be immediately due and payable and exercise other rights and remedies provided for under the LSA. If specified events of default occur and remain continuing for more than 30 consecutive days, we are required to assign the patents constituting collateral to Nexperia in satisfaction of our obligations under the LSA. During the existence of an event of default, interest on the obligations could be increased to 3.0% above the otherwise applicable interest rate.
Contractual Obligations and Commitments
        The following is a summary of our significant contractual obligations as of December 31, 2019 (in thousands).

	Within One Year	More than One Year and Less Than Three Years	More than Three Years and Less Than Five Years	More than Five Years	Total
Operating lease obligation	$705	$652	$—	$—	$1,357
Development loans	5,000	10,000	—	—	15,000
Revolving credit facility	10,458	—	—	—	10,458
Promissory note (1)	—	15,748	—	—	15,748
Total	$16,163	$26,400	$—	$—	$42,563
(1) Consists of aggregate principal amount of $15.0 million of the convertible promissory note issued to Yaskawa.
Off-Balance Sheet Transactions
        We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Critical Accounting Policies and Estimates
        Our consolidated financial statements and the related notes thereto included in this Report are prepared in accordance with GAAP. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. These estimates are developed based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operation, and cash flows will be affected. We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.
Principles of Consolidation
        The consolidated financial statements include the accounts of the Transphorm, Inc. and its wholly-owned subsidiaries, Transphorm Japan, Inc., Transphorm Japan Epi, Inc. and Transphorm Aizu, Inc. Upon consolidation, all significant intercompany accounts and transactions have been eliminated.

Use of Estimates
        The preparation of consolidated financial statements in conformity with Accounting Principles Generally Accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management bases its estimates and assumptions on historical experience, knowledge of current conditions, and its belief of what could occur in the future, given available information. Actual results could differ from those estimates, and such differences could be material to the consolidated financial statements. Estimates are used for, but not limited to, the determinations of fair value of stock awards and promissory notes, accrual of liabilities, revenue recognition, inventory reserve, and useful lives for property and equipment.
Comprehensive Loss
        Comprehensive loss is comprised of net loss and other comprehensive income (loss). Other comprehensive income (loss) includes the impact of foreign currency translation adjustments.
Accounts Receivable
        Accounts receivable are analyzed and allowances for uncollectible accounts are recorded, as required. Provisions for uncollectible accounts, if any, are recorded as bad debt expense and included in general and administrative expenses in the accompanying consolidated statements of operations. The process for determining the appropriate level of allowances for doubtful accounts involves judgment, and considers such factors as the age of the underlying receivables, historical and projected collection trends, the composition of outstanding receivables, current economic conditions and regulatory changes. An account is fully reserved when reasonable collection efforts have been unsuccessful and it is probable that the receivable will not be recovered.
Inventory
        Inventories are stated at the lower of cost (first-in, first-out method) or net realizable value. The Company periodically reviews the value of items in inventory and records write-downs or write-offs based on its assessment of slow moving or obsolete inventory. The Company maintains an inventory reserve for obsolete inventory and generally makes inventory value adjustments against the inventory reserve.
Property and Equipment
        Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the respective assets, generally ranging from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the related lease term. Depreciation for equipment commences once it is placed in service, and depreciation for buildings and leasehold improvements commences once they are ready for their intended use. The Company expenses maintenance and repair costs that do not extend the life of the asset as they are incurred.
        The Company evaluates the carrying amount of its property and equipment whenever events or changes in circumstances indicate that the assets may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of an asset or asset group and its eventual disposition is less than the carrying amount of the asset or asset group. To date, there have been no such impairment losses.
Goodwill
        Goodwill arose for the acquisition of a business in February 2014 based in Japan and was accounted for as the purchase of a business. Goodwill generated from business combinations and deemed to have indefinite lives are not subject to amortization and instead are tested for impairment at least annually in December unless certain events occur or circumstances change. Goodwill represents the excess of the purchase price over the fair value of the net assets and other identifiable intangible assets acquired. We test for goodwill impairment annually or earlier if events or changes in circumstances indicate goodwill might possibly be impaired. Impairment exists when the carrying value of the goodwill exceeds its implied fair value. An impairment loss would be recognized in an amount equal to that excess as a charge to operations in the consolidated statements of operations.
Intangible Assets
        Intangible assets that are not considered to have an indefinite useful life are amortized over their estimated useful lives, which generally range from three to ten years. Each reporting period, the Company evaluates the estimated remaining useful lives of intangible assets and whether events or changes in circumstances warrant a revision to the remaining periods of amortization.
        If it is determined that the carrying values might not be recoverable based upon the existence of one or more indicators of impairment, the Company performs a test for recoverability using various methodologies, such as the income approach or cost approach, to determine the fair value of intangible assets depending upon the nature of the assets. If assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds their respective fair values.
Revenue Recognition
        Revenue Recognition Policy
        The Company derives its revenues from sales of high-powered GaN-based products manufactured utilizing their proprietary and patented epiwafer technology and wafer fabrication and other assembly processes, and sales of GaN epiwafers for the RF and power markets, as well as sales of licenses to use such patented proprietary technology. Revenues are recognized when control of these products or licenses are transferred to its customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products and licenses. Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Incidental items that are immaterial in the context of the contract are recognized as expense. The Company does not have any significant financing components associated with its revenue contracts, as payment is received at or shortly after the point of sale.
        Disaggregation of Revenue from Contracts with Customers
        Revenue for the years ended December 31, 2019 and 2018 consists of licensing revenue, government contract revenue from our contract with the U.S. Navy and product sales, with such performance obligation satisfied at a point in time. Products are sold to distributors and end-users in various sectors such as, but not limited to, the automotive, gaming, industrial, IT, and consumer products industries.
        As part of the Collaboration Arrangement executed with Nexperia on April 4, 2018, the Company agreed to grant Nexperia the perpetual exclusive right to use the Company’s existing Gen 3 manufacturing process technology. License fees are received upon satisfaction of contractual milestones and recognized upon delivery of the perpetual license or transferred technology without any remaining performance obligations. For the year ended December 31, 2019, the Company received the remaining $6.0 million and recognized a total of $9.0 million, including $3.0 million received in 2018, as licensing revenue upon satisfaction of contractual milestones and delivery of the perpetual license and transferred technology without any remaining performance obligations. For the year ended December 31, 2018, the Company did not recognize any revenue related to the process transfer or technology development performance obligations. The $3.0 million contract liability related to cash received in 2018 from Nexperia is included in deferred revenue.
        Government contract revenues are principally generated under research and development contracts. Contract revenues are derived primarily from research contracts with agencies of the United States Government. We believe credit risk related to accounts receivable arising from such contracts is minimal. These contracts may include cost-plus fixed fee and fixed price terms. All payments to us for work performed on contracts with agencies of the U.S. Government are subject to adjustment upon audit by the Defense Contract Audit Agency.
        Performance Obligations
        For performance obligations related to the sale of products, control transfers to the customer at a point in time. The Company’s principal terms of sale are free on board shipping or destination and the Company transfers control and records revenue for product sales upon shipment or delivery to the customer, respectively. For performance obligations related to the licensing for the use of patented technology in perpetuity, control also transfers to the customer at a point in time. The Company transfers control and records revenue for licensing fees once the Company has (i) provided or otherwise makes available the patented technology to the customer and (ii) the customer is able to use and benefit from the patented technology.
        Variable Consideration
        The nature of the Company’s arrangement with Nexperia gives rise to variable consideration in the form of milestone and royalty payments. The royalties qualify for the sales and usage-based royalty exception, as the license of intellectual property is the predominant item to which the royalty relates and are recognized upon the subsequent sale occurring. The variable amounts are received upon satisfaction of contractually agreed upon development targets and sales volume.
Research and Development
The Company is a party to research grant contracts with the U.S. federal government for which the Company is reimbursed for specified costs incurred for its research projects. These projects include energy saving initiatives for which the U.S. federal government offers reimbursement funds. Such reimbursements are recorded as an offset to research and development expenses when the related qualified research and development expenses are incurred. Reimbursable costs are recognized in the same period the costs are incurred up to the limit of approved funding amounts on qualified expenses. There were no material reimbursements during the years ended December 31, 2019 and 2018 related to cost reimbursement contracts.
Stock-Based Compensation
        All share-based payments, including grants of stock options, are measured based on the fair value of the share-based awards at the grant date and recognized over their respective vesting periods, which is generally four years. The estimated fair value of stock options at the grant date is determined using the Black-Scholes-Merton pricing model. The Company recognizes the fair value of share-based payments as compensation expense for all expected-to-vest stock-based awards over the vesting period of the award using the straight-line attribution method provided that the amount of compensation cost recognized at any date is no less than the portion of the grant-date fair value of the award that is vested at that date.
        The Black-Scholes-Merton option pricing model requires inputs such as the fair value of common stock on date of grant, expected term, expected volatility, dividend yield, and risk-free interest rate. Further, the forfeiture rate also affects the amount of aggregate compensation expense. These inputs are subjective and generally require significant analysis and judgment to develop. Volatility data is obtained from a study of publicly traded industry peer companies. The forfeiture rate is derived primarily from the Company’s historical data, and the risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues commensurate with the expected term. Management generally uses the simplified method to calculate the expected term for employee grants as the Company has limited historical exercise data or alternative information to reasonably estimate an expected term assumption. The simplified method assumes that all options will be exercised midway between the weighted average vesting date and the contractual term of the option.
        Stock-based compensation expense recognized in the Company’s consolidated financial statements is based on awards that are expected to vest. These expense amounts have been reduced by using an estimated forfeiture rate.

Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company evaluates the assumptions used to estimate forfeitures annually in connection of recognition of stock-based compensation expense.
Loss Per Share
        Basic loss per share is calculated by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing the net income attributable to common stockholders by the sum of the weighted average number of common shares outstanding plus potential dilutive common shares outstanding during the period. Potential dilutive securities, comprised of the convertible preferred stock, stock warrants and stock options, are not reflected in diluted net loss per share because such shares are anti–dilutive. Dilutive impact of potential common shares resulting from common stock equivalents is determined by applying the treasury stock method.
        Fair Value Measurement
        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying values of the Company’s financial instruments such as cash equivalents, accounts receivable, revolving credit facility, accounts payable and accrued liabilities approximate fair values due to the short-term nature of these items. The Company has elected the fair value option for its promissory notes. See Note 4 - Fair Value Measurements for more information.
Income Taxes
        The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, Income Taxes (“ASC 740”). ASC 740 prescribes the use of the liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted statutory tax rates in effect at the balance sheet date. The Company records a valuation allowance to reduce its deferred tax assets when uncertainty regarding their realizability exists.
Equity Method Investments
        The Company uses the equity method to account for investments in entities that it does not control, but in which it has the ability to exercise significant influence over operating and financial policies. The Company's proportionate share of the net income or loss of these companies is included in consolidated net earnings. Judgments regarding the level of influence over each equity method investment include consideration of key factors such as the Company's ownership interest, representation on the board of directors or other management body and participation in policy-making decisions.
Segment Reporting
        The Company’s operations and its financial performance is evaluated on a consolidated basis by the chief operating decision maker. Accordingly, the Company considers all of its operations to be aggregated in one reportable operating segment. For the year ended December 31, 2019, total revenue was $11.9 million , of which $11.9 million was from U.S. operations and $28 thousand was from Japan operations. For the year ended December 31, 2018, total revenue was $1.4 million, of which $1.3 million was from U.S. operations and $49 thousand was from Japan operations.
JOBS Act Accounting Election
        We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to either early adopt or delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Recently Issued Accounting Standards Adopted
        In July 2017, the Financial Accounting Standards Boards (“FASB”) issued Accounting Standards Update (“ASU”) 2017-11, Earnings Per Shares (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815). ASU 2017-11 changes the classification analysis of certain equity-linked financial instruments, such as warrants and embedded conversion features, such that a down round feature is disregarded when assessing whether the instrument is indexed to an entity’s own stock under Subtopic 815-40. As a result, a down round feature no longer requires an instrument to be remeasured at fair value through earnings each period, although all other aspects of the indexation guidance under Subtopic 815-40 continue to apply. ASU 2017-11 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company adopted this standard, which did not have a material effect on the consolidated financial statements.
        Stock Compensation - In May 2017, the FASB issued ASU 2017-09, Compensation -Stock Compensation (Topic 718) (“ASU 2017-09”), which clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. ASU 2017-09 is effective for the Company’s 2018 fiscal year, although early adoption is permitted. The Company adopted this standard, which did not have a material effect on the consolidated financial statement.
Recently Issued Accounting Standards under Evaluation
        Income Tax - In December 2019, the FASB issued ASU 2019-12, which modifies ASC 740 to simplify the accounting for income taxes. The ASU’s amendments are based on changes that were suggested by stakeholders as part of the FASB’s simplification initiative (i.e., the Board’s effort to reduce the complexity of accounting standards while maintaining or enhancing the helpfulness of information provided to financial statement users). ASU 2019-12 is effective for the Company’s 2021 fiscal year. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.
Fair Value - In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (ASC 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 removes certain disclosures, modifies certain disclosures and adds additional disclosures. ASU 2018-13 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.
        Statement of Cash Flows - In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). This guidance addresses eight specific cash flow issues with the objective of reducing existing diversity in practice. ASU 2016-15 is effective for the Company's 2020 fiscal year. The guidance is to be adopted retrospectively unless impracticable upon which the guidance is to be adopted prospectively. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.
        Financial Instruments - In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The standard changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. ASU 2016-13 is effective for the Company’s 2021 fiscal year. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.

        Leases - In February 2016, the FASB issued ASU 2016-02, Leases, which, for operating leases, requires the lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on its balance sheet. The guidance also requires a lessee to recognize single lease costs, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. This guidance will be effective for the Company in fiscal year 2021 and must be adopted using a modified retrospective transition approach. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.